                                                                Exhibit 12




                           IRON MOUNTAIN INCORPORATED

       STATEMENT OF THE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                                                                  PRO FORMA
                                                                                                          -------------------------
                                                                                         THREE MONTHS      FOR THE    FOR THE THREE
                                                YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,   YEAR ENDED   MONTHS ENDED
                               -----------------------------------------------------  ------------------ DECEMBER 31,    MARCH 31,
                                 1994       1995       1996       1997       1998       1998      1999       1998          1999
                               ---------  ---------  ---------  ---------  ---------  ---------  ------- ------------  -----------
Earnings:
  Income (loss) from continuing
    operations before provision
    (benefit) for Income taxes
    and minority interest      $   3,241  $   1,945  $   1,792   $ (4,601) $   3,391   $(1,583)  $   1,522  $   2,813    $   1,416
  Add: Fixed charges              13,472     17,058     21,939     37,489     61,169    14,191      16,232     73,860       18,215
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------    ---------
                               $  16,713  $  19,003  $  23,731  $  32,888  $  64,560   $12,608   $  17,754  $  76,673    $  19,631
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------    ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------    ---------
Fixed Charges:
  Interest expense             $   8,954  $  11,838  $  14,901  $  27,712  $  45,673   $10,721   $  11,944  $  54,944    $  13,384
  Interest portion of rent
    expense                        4,518      5,220      7,038      9,777     15,496     3,470       4,288     18,916        4,831
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------    ---------
                               $  13,472  $  17,058  $  21,939  $  37,489  $  61,169   $14,191   $  16,232  $  73,860    $  18,215
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------    ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------    ---------
Ratio of earnings to fixed
  charges                           1.2x       1.1x       1.1x      0.9x(1)     1.1x       0.9x(2)    1.1x       1.0x         1.1x

(1) For 1997, the Company would have needed to generate additional income from continuing operations before benefit for income taxes and minority interest of $4,601 to cover its fixed charges of $37,489.

(2) For the three months ended March 31, 1998, the Company would have needed to generate additional income from continuing operations before benefit for income taxes and minority interest of $1,583 to cover its fixed charges of $14,191.